Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(in millions, except per share amounts)

Railway operating revenues:
Coal	$816	$629
General merchandise	1,319	1,199
Intermodal	485	410
Total railway operating revenues	2,620	2,238

Railway operating expenses:
Compensation and benefits	765	699
Purchased services and rents	383	335
Fuel	389	254
Depreciation	211	204
Materials and other (note 1)	272	191
Total railway operating expenses	2,020	1,683

Income from railway operations	600	555

Other income - net	27	20
Interest expense on debt	112	119

Income before income taxes	515	456

Provision for income taxes:
Current	78	159
Deferred (note 2)	112	40
Total income taxes	190	199

Net income	$325	$257

Earnings per share (note 3):
Basic	$0.91	$0.69
Diluted	$0.90	$0.68

Weighted average shares outstanding (notes 3 & 4):
Basic	355.2	369.5
Diluted	360.5	374.9

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2011	2010
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$236	$827
Short-term investments	252	283
Accounts receivable - net	934	807
Materials and supplies	190	169
Deferred income taxes	148	145
Other current assets	72	240
Total current assets	1,832	2,471

Investments	2,199	2,193

Properties less accumulated depreciation	23,451	23,231

Other assets	246	304

Total assets	$27,728	$28,199

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,093	$1,181
Short-term debt	-	100
Income and other taxes	102	199
Other current liabilities	309	244
Current maturities of long-term debt	63	358
Total current liabilities	1,567	2,082

Long-term debt	6,554	6,567

Other liabilities	1,794	1,793

Deferred income taxes	7,212	7,088
Total liabilities	17,127	17,530

Stockholders' equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 353,216,661 and 357,362,604 shares,
respectively, net of treasury shares	354	358
Additional paid-in capital	1,939	1,892
Accumulated other comprehensive loss	(786)	(805)
Retained income	9,094	9,224
Total stockholders' equity	10,601	10,669

Total liabilities and stockholders' equity	$27,728	$28,199

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	($ in millions)

Cash flows from operating activities:
Net income	$325	$257
Reconciliation of net income to net cash provided
by operating activities:
Depreciation	213	206
Deferred income taxes	112	40
Gains and losses on properties	-	(1)
Changes in assets and liabilities affecting operations:
Accounts receivable	(127)	(101)
Materials and supplies	(21)	(16)
Other current assets	19	17
Current liabilities other than debt	27	209
Other - net	104	147
Net cash provided by operating activities	652	758

Cash flows from investing activities:
Property additions	(423)	(256)
Property sales and other transactions	(10)	-
Investments, including short-term	(4)	(155)
Investment sales and other transactions	55	51
Net cash used in investing activities	(382)	(360)

Cash flows from financing activities:
Dividends	(142)	(126)
Common stock issued - net	32	21
Purchase and retirement of common stock (note 4)	(343)	-
Debt repayments	(408)	(128)
Net cash used in financing activities	(861)	(233)

Net increase (decrease) in cash and cash equivalents	(591)	165

Cash and cash equivalents:
At beginning of year	827	996

At end of period	$236	$1,161

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$72	$50
Income taxes (net of refunds)	$3	$-

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.   MATERIAL AND OTHER

During the first quarter of 2011, NS received an unfavorable ruling for an arbitration claim with an insurance carrier that failed to respond to insurance claims submitted by NS, related to the January 6, 2005 derailment in Graniteville, SC.  As a result, NS recorded a $43 million expense for the receivables associated with the contested portion of the claim and a $15 million expense for other receivables affected by the ruling for which recovery is no longer probable.

2.   DEFERRED TAXES

During the first quarter of 2010, the Patient Protection and Affordable Care Act, and the Health Care and Education Reconciliation Act of 2010 were signed into law.  Provisions of the Acts eliminated, after 2012, the tax deduction available for reimbursed prescription drug expenses under the Medicare Part D retiree drug subsidy program.  As required by the Financial Accounting Standards Board Accounting Standards Codification (ASC) 740, "Income Taxes," NS recorded a $27 million charge to deferred tax expense in the first quarter of 2010.

3.   EARNINGS PER SHARE

For basic earnings per share, income available to common stockholders for the first quarters of 2011 and 2010 reflects $2 million in reductions from net income for the effect of dividend equivalent payments made to holders of stock options and restricted stock units.  In addition, for the first quarters of 2011 and 2010, diluted earnings per share were calculated under the more dilutive two-class method (as compared to the treasury stock method) and income available to common stockholders reflects $2 million in reductions from net income, in both periods, for dividend equivalent payments made to holders of stock options.

4.   STOCK REPURCHASE PROGRAM

NS repurchased and retired 5.3 million shares of Common Stock in the first quarter of 2011, at a cost of $343 million.  There were no shares repurchased under this program in the first quarter of 2010.  The timing and volume of purchases is guided by management's assessment of market conditions and other pertinent facts.  Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings.  Since 2005, NS has repurchased and retired 84.7 million shares at a total cost of $4.5 billion.